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                                                                    EXHIBIT 99.4


                                  CORZON, INC.
================================================================================

                      CORZON, INC. COMPLETES ACQUISITION OF
                       LECSTAR COMMUNICATIONS CORPORATION

         BRIDGEPORT, CONNECTICUT - Corzon, Inc. (OTC-BB: CRZN), an international telecommunications company, announced today that it has completed its acquisition of LecStar Communications Corporation according to the terms of an Agreement and Plan of Merger that was executed on January 5, 2001 and previously announced on January 8, 2001. LecStar is now a wholly-owned subsidiary of Corzon. Located in Atlanta, Georgia, LecStar provides broadband services, dedicated ATM connectivity and flexible bandwidth that delivers voice, data and internet applications over a single converged network. LecStar was acquired by Corzon in a stock-for stock transaction in which the former shareholders of LecStar will own approximately 80% of Corzon's outstanding common stock on a non-diluted basis. Three representatives of LecStar, William
S. Woulfin, W. Dale Smith and John C. Canouse, were appointed to the five person Board of Directors of Corzon with Mr. Woulfin being named Chairman. Jose A. Auffant resigned from the Board of Corzon to afford LecStar a majority of the Board. Clifford Postelnik and Larry Shatsoff will continue as board members. Current members of LecStar management will assume positions on the Corzon management team.

         In connection with the acquisition, Corzon entered into an equity line financing agreement whereby an institutional investor has committed to purchase, upon fulfillment of certain conditions, up to $25,000,000 in Corzon stock over a thirty-six month period, at the sole discretion of Corzon. Corzon has also entered into a separate credit agreement that will provide, upon fulfillment of certain conditions, up to $3,500,000 in revolving credit to Corzon. The agreements would serve to fund ongoing operations and planned capital expenditures.

         W. Dale Smith, President of LecStar stated "We could not be happier with the merger. By combining these two companies, we will have additional access to capital. Both Corzon and LecStar will have greater opportunities because of this transaction."

         Corzon is headquartered in Bridgeport, Connecticut and LecStar is headquartered in Atlanta, Georgia. For more information, please contact either
W. Dale Smith at 404-659-9500 or Larry Shatsoff at 203-333-6389.

Note: Statements in this press release which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Corzon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained. Differences between assumed facts and actual results can be material depending on the circumstances and investors should be aware of important factors that could have a material impact on future results. Some of such factors that could cause actual results to differ materially from Corzon's expectations include completion of pending investments, continued availability to originate new investments, the availability and cost of capital for future investments, competition within the industry, economic conditions and other risks detailed from time to time in Corzon's SEC reports. No assurance can be given that the transaction just completed will be successful or that investors in LecStar or Corzon will retain any level of value.


              1087 BROAD STREET, FOURTH FLOOR, BRIDGEPORT, CT 06604
        PHONE: (203) 333-6389 FAX: (203) 335-1455 EMAIL: IRCORZON@AOL.COM